Exhibit 16


                       SPECIMEN PRICE MARK-UP SHEET
                (Based on September 30, 1995 Balance Sheet)


Net Assets Excluding Securities                                     $90,256

Securities at Cost                           $566,538               566,538

Market Value                                  607,232
Unrealized Gain/(Loss)                                               40,694


Total Net Assets                                                   $697,488


Shares Outstanding  - 131,495


NAV per Share ($697,488/131,495)                                     $ 5.30